Exhibit 99.1

NEWS RELEASE

Siebel Systems Reports Revenues and Earnings
for the Quarter Ended March 31, 2003

SAN MATEO, Calif.-April 23, 2003-Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of eBusiness applications software, today announced revenues and earnings for the quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $332.8 million. Net income was $4.6 million, or $0.01 per share.

Revenues from license fees for the first quarter of 2003 were $112.1 million. Revenues from maintenance, consulting, and other services were $220.7 million.

The company's cash, cash equivalents, and short-term investments were $2.22 billion at March 31, 2003, an increase of $59.2 million from December 31, 2002. Days sales outstanding in accounts receivable remained the same at 63 days in Q1 2003 versus Q4 2002.

Quarterly Highlights
The following highlights were announced or occurred since Siebel Systems' last earnings statement:

Siebel Systems Secures New Customers: The company concluded new software licensing agreements with more than 160 new customers in the first quarter including ABSA Bank Ltd.; Ceridian Corporation; Caixa d'Estalvis i Pensions de Barcelona; City of Los Angeles Department of Water and Power; Colegio de Medicos de Barcelona; EDF; GES Exposition Services, Inc.; Globacom Limited; Grupo Roche Syntex De Mexico, S.A. de C.V.; H.J. Heinz Company; Independent Health Association, Inc.; INDRA Systemas, S.A.; Interpolis N.V.; Invitrogen Corporation; KOS Pharmaceuticals, Inc.; Motorists Mutual Insurance Company; Nefit Buderus B.V.; Norges Eksportråd; One Call Medical Inc.; Puerto Rico Telephone Company, Inc.; Tata Engineering; The Guardian Life Insurance Company of America; The MathWorks, Inc.; and TV Cabo Portugal S.A.

Siebel Systems Secures Repeat Orders: In the first quarter, the company concluded additional software licensing agreements with more than 230 existing customers. Siebel Systems realized significant reorders from 3COM Corporation; American Power Conversion Corporation; Atesia S.p.A.; Aventis Pharma SpA; Bayer AG; BNP Paribas; Boehringer Ingelheim Ltd.; Bose Corporation; Bouygues Telecom; ClientLogic B.V.; FNV Bondgenoten; Hoffman La-Roche AG; Irish Life & Permanent Plc; I.T. Telecom S.p.A.; London Borough of Tower Hamlets; London Electricity Group Plc; Lufthansa Cargo AG; Mexx International B.V.; Novo Nordisk AS; Sabre Holdings; Servei de Telecommunicacions d'Andorra; Siemens Business Services GmbH & Co. OHG; Sun Life Assurance Company of Canada; Tollpost Globe AS; VVF Vacances; and Zapadoceska energetika.

Aberdeen Group Survey Shows Overwhelming Majority of Siebel Customers Report CRM ROI
According to an April 2003 Aberdeen Group report based on a large-scale quantitative Siebel customer survey, an overwhelming majority of businesses utilizing Siebel customer relationship management (CRM) products say the technology has yielded demonstrable benefits and produced notable investment returns for them. To determine and document the benefits and returns experienced by a large population of Siebel users, Aberdeen surveyed more than 1400 customers of Siebel Systems and received 535 responses-a statistically valid sample. The Aberdeen report found that:

  More than 95 percent of the survey respondents indicated that they are satisfied with their CRM investment and will continue to use Siebel solutions;
  Customers were able to estimate specific benefits and reported that, on average, sales productivity increased 17 percent, service and contact center productivity increased 16 percent, and marketing productivity increased 12 percent;
  Operating costs declined by more than 10 percent for greater than 87 percent of the customers surveyed;
  71 percent of the survey respondents indicated that their Siebel CRM deployment was under, on or within 10 percent of budget;
  73 percent of the survey respondents said they would add to or upgrade their CRM system in the next 12 months; and
  Greater than 90 percent of the survey respondents said they would recommend Siebel Systems to others contemplating a CRM deployment.

Siebel Systems and Siebel Customers Receive Industry Accolades
Siebel Systems was broadly recognized as one of the world's leading software companies, and Siebel customers were consistently recognized for CRM excellence in the first quarter of 2003:

  Gartner Listed Siebel eBusiness Applications in the Leaders Quadrant in 11 CRM and PRM Magic Quadrant Reports: A series of 11 research reports by independent analyst firm Gartner, Inc. on B2B CRM Suites, B2C CRM Suites, Direct Sales Technology, Sales Configuration, CRM Sales Suites, Partner Relationship Management, CRM Field Service Management, Customer Service and Support Suites, eService, EMEA Sales, and EMEA Customer Service and Support placed Siebel Systems in the "Leaders" quadrant.* Corporations look to the Gartner Magic Quadrants for an objective and rigorous evaluation of technology suppliers' global capabilities, breadth and depth of functionality, proven scalability, technology innovation, company viability and vision, and successful installed customer base. The quadrants reflect vendors' overall success in selling, deploying, supporting, and extending their applications.**
  Siebel Systems Maintains Leadership Status in META Group's Second Annual CRM Application Suite Analysis: The company received top honors for CRM excellence for the second year in a row in META Group's METAspectrumSM vendor analysis for CRM Application Suites based on high scores on a majority of criteria, including vision and strategy, industry focus, market share, technology, and financial strength. The METAspectrum provides one of the most in-depth CRM evaluations in the information technology market and uses a variety of sources to generate vendor ratings, including vendor surveys, customer references, META research data, and the analysts' collective experience in covering the CRM market.
  FORTUNE Magazine Names Siebel Systems as One of America's Most Admired Companies: FORTUNE's 2003 Corporate Reputation Report named Siebel Systems among ten U.S. computer software companies to earn the distinction of being one of America's most admired companies. Siebel Systems earned special recognition in its industry group for outstanding Quality of Management (second overall) and Employee Talent (fourth overall).
  Siebel Systems' Pharmaceutical Customers Earn Prestigious Industry Awards for CRM Success and Rapid ROI: Siebel customers Boehringer Ingelheim and Shanghai Roche Pharmaceuticals Co. Ltd. received CRM awards for achieving outstanding results using Siebel Pharma. Boehringer Ingelheim secured Aberdeen's "What Works" CRM Implementation Award due to its well-planned and executed Siebel CRM implementation. The company implemented Siebel Pharma in less than three months in its Canadian division and subsequently realized significant increases in revenue. Based on its CRM success in its Canadian and Belgian divisions, Boehringer Ingelheim is now extending its Siebel Pharma implementation globally to cover more than 90 percent of the company's business. Shanghai Roche was recognized for "Best CRM Implementation" in China by GreaterChinaCRM for considerably increasing sales force effectiveness and streamlining customer care. Using Siebel Pharma, Shanghai Roche has reduced customer information loss from 15 percent to less than 5 percent, realized a 10 percent savings from the reduction of duplicate sales calls and other promotions, reduced the coaching time for new sales representatives by 30 percent, and increased the number of physician sales calls by 20 percent with the same number of sales representatives.
  Siebel Systems Earns Top Honors in the Consumer Goods Technology (CGT) Magazine 2003 Best of Breed Survey: Siebel Systems captured the top spot in the CRM category and led the Trade Promotions category for the second year in a row, receiving an even higher score for customer experience this year than last. The CGT award coupled with strong expansion in the consumer goods sector positions Siebel Systems as a leader in eBusiness applications for consumer goods companies. Leading consumer goods companies worldwide are continuing to adopt Siebel Consumer Goods, a comprehensive industry-specific solution that enables manufacturers to manage relationships across the entire demand chain.

Siebel Systems Ships 50 New Industry-Specific Integration Applications for Universal Application Network
Siebel Systems increased its commitment to Universal Application Network (UAN) with the delivery of 50 new industry-specific integration applications in UAN 2.0. Designed to help organizations dramatically reduce the cost, risk, and complexity of application integration, UAN 2.0 integration applications are tailored specifically to the unique needs of the following nine vertical industries: automotive, communications, media, energy, financial services, insurance, healthcare, high technology, and manufacturing. First released in October 2002, UAN leverages the latest industry standards based on XML and Web Services and is the first suite of packaged integration applications that enables organizations to deploy end-to-end business processes spanning multiple applications.

Siebel Analytics Leads Market for Customer Analytic Applications
According to analyst estimates, the worldwide market for packaged and custom-built customer analytic applications is expected to grow from nearly $2.4 billion in 2001 to more than $4.7 billion in 2006, a compound annual growth rate of more than 15 percent. Fueled by this market demand, Siebel Analytics has become the company's third-largest product line and, based on the company's estimates, leads the market for customer analytic applications with total revenues, including services, of $157 million in 2002, representing revenue growth of more than 230 percent compared to 2001. Siebel Analytics enables organizations to transform customer and business data into insight that supports stronger, more profitable customer relationships and smarter business decisions. Siebel Analytics has achieved success with leading companies across a broad range of industries, with deployments at companies such as Blue Cross and Blue Shield of Florida, Inc.; CSX Technology, Inc.; Perseco N.A., Inc.; Union Pacific Railroad Company; Verizon Global Solutions, Inc.; and Warner Home Video.

IBM and Siebel Systems Unite to Deliver Industry-Specific Integration Solutions
IBM Corp. and Siebel Systems announced an expanded alliance to provide enterprise customers with rapid and efficient business process integration through the standards-based combination of UAN and IBM WebSphere Business Integration Server. Siebel eBusiness Applications will also natively support J2EE and Web Services running on the IBM WebSphere Application Server and WebSphere Portal Server. The alliance includes an increase in joint development and enables joint sales, marketing, and services for customers in the automotive, communications, consumer goods, electronics and technology, financial services, government, hospitality, life sciences, and retail sectors.

Customer Engagements
The company concluded new engagements with more than 160 new customers and expanded engagements at more than 230 customers, including:

3Com Corporation, a tier-one provider of networking products, plans to implement Siebel Call Center as its new service standard to help nearly 400 representatives enhance customer relationships through a consistent, world-class service experience. Thousands of 3Com users currently rely on Siebel Sales, Siebel Marketing, and Siebel Partner Relationship Management for demand generation, for opportunity management, and to improve lead conversion rates in concert with thousands of partners and resellers. Through its use of Siebel eBusiness Applications, the networking leader has already achieved cost savings of $3 million per year, as well as improvements in data quality, sales productivity, and responsiveness to customer and partner needs.

City of Los Angeles Department of Water & Power (LADWP), the nation's largest municipally owned utility, plans to deploy Siebel Energy to approximately 1,100 users to improve overall service efficiency and deliver one-stop service. All LADWP employees will have complete customer and service history at their fingertips, enabling them to better support a wide variety of energy efficiency and water conservation programs across multiple channels. Marking the largest implementation of Siebel Energy in a municipal utility distribution company environment, LADWP expects its new consolidated CRM platform to help it better understand customer needs, to more effectively manage customer programs and relationships, and to improve customer care.

The Guardian Life Insurance Company of America, the fourth-largest mutual life insurance company in the United States, has standardized on Siebel Insurance to enhance multichannel sales, marketing, and service. Designed to meet the specific needs of insurers, Siebel Insurance will enable approximately 650 group insurance field sales representatives, benefits advisors, and support staff to manage sales opportunities and help to ensure that more than 14,000 brokers have the flexibility to customize products for Guardian plan holders. Siebel Insurance will also serve as the single customer service and support desktop application for more than 500 customer service representatives and will allow Guardian to increase customer self-service using IVR and the Web. Guardian executives also plan to leverage Siebel Insurance to execute direct marketing campaigns and analyze customer and business data to support stronger, more profitable relationships with brokers, plan holders, individual members, and healthcare providers.

H.J. Heinz Company, one of the world's largest food processors and marketers, plans to deploy Siebel Consumer Goods to provide support for sales, merchandising, and customer service throughout its U.S. retail channel. Providing best-in-class sales volume planning and trade promotions management functionality, Siebel Consumer Goods will allow more than 300 Heinz field sales representatives to gain greater visibility into and act upon demand trends for its leading consumer brands, such as Heinz® ketchup, Ore-Ida® frozen potatoes, Boston Market® frozen meals, Smart Ones® frozen meals and desserts, and Classico® premium pasta sauces.

Irish Life & Permanent plc, a leading provider of personal financial services in Ireland, is expanding its implementation of Siebel eBusiness Applications to its retail banking division. More than 1,000 personal sales advisors in branches across Ireland will now use Siebel Finance to drive sales of the bank's portfolio of personal banking, mortgage, savings and investment, and loans services. Irish Life & Permanent has already successfully implemented Siebel Insurance across the life and pensions sales force and contact center to support seamless, high-quality sales and service across multiple lines of business, products, and channels of communication.

Lufthansa Cargo AG, the global leader in premium airfreight solutions, is extending its use of Siebel Sales from 600 to close to 1,000 sales representatives worldwide as part of a company-wide sales initiative. The airport-to-airport freight company relies on Siebel Sales to support global sales of its premium services. The Siebel application provides Lufthansa Cargo sales representatives with a 360-degree view of customer interactions, allowing representatives to proactively target customers and coordinate all account activities globally. Siebel Sales also helps increase the effectiveness of the company's multichannel marketing campaigns by providing greater visibility into marketing activities on a worldwide basis.

Sabre Holdings, a world leader in travel commerce, selected Siebel eBusiness Applications to enhance customer satisfaction and employee productivity while reducing costs. Based on its previous success with Siebel Call Center, Sabre Holdings is now extending its Siebel eBusiness implementation to better serve travelers, corporations, travel agents, and travel suppliers around the globe.

Tata Engineering, India's premier automobile and commercial vehicle manufacturer, has selected Siebel Automotive-a suite of applications designed specifically for the automotive industry-to manage its customer and dealer relationship programs. More than 250 of the manufacturer's customer support, sales, and service employees, together with the domestic and international Tata dealer and service station network, are expected to use Siebel Automotive's partner relationship management and field service capabilities to gain a single view of customer relationships, enhance sales force productivity, improve post-sales service, and increase revenue generation per dealer.

About Siebel Systems
Siebel Systems, Inc. is a leading provider of eBusiness applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 3,500 customers worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems' sales and service facilities are located in more than 28 countries.

# # #
Investor Contact: Mark Hanson Siebel Systems Investor Relations Department (650) 295-5656 Investor.relations@siebel.com	Media Contact: Clay Helm Siebel Public Relations (650) 295-5455 PublicRelations@siebel.com

*CRM Suite Magic Quadrant 2003: Business-to-Business, M. Maoz, 28 February 2003.
CRM Suite Magic Quadrant 2003: Business-to-Consumer, M. Maoz, March 2003.
CRM Sales Suite Vendors: 2003 Magic Quadrant, R. DeSisto, 5 February 2003.
The 1H03 Direct Sales Technology Magic Quadrant, J. Galvin, 10 February 2003.
Sales Configuration Vendors: 1H03 MQ, R. DeSisto, 4 February 2003.
CRM Field Service Management Magic Quadrant 2003, M. Maoz, 13 February 2003.
Partner Relationship Management: 2003 Magic Quadrant, R. DeSisto, C. Marcus, 11 February 2003.
Customer Service and Support Suite 2003 Magic Quadrant, M. Maoz, 18 February 2003.
eService Suite 1H03 Magic Quadrant, E. Kolsky, March 2003.
EMEA Sales Applications Magic Quadrant 1H03, E. Thompson, 28 February 2003.
EMEA CSS Magic Quadrant 4Q02, A. Bona, J. Davies, 6 December 2002.

**CRM Large-Enterprise-Suite 2003 Magic Quadrant Criteria, M. Maoz, G. Herschel, B. Eisenfeld, 24 January 2003, Page 1.

The Magic Quadrant is copyrighted December 2002, February and March 2003 by Gartner, Inc. and is reused with permission. Gartner's permission to print or reference its Magic Quadrant should not be deemed to be an endorsement of any company or product depicted in the quadrant. The Magic Quadrant is Gartner's opinion and is an analytical representation of a marketplace at and for a specific time period. It measures vendors against Gartner-defined criteria for a marketplace. The positioning of vendors within a Magic Quadrant is based on the complex interplay of many factors. Gartner does not advise enterprises to select only those firms in the Leaders segment. In some situations, firms in the Visionary, Challenger, or Niche Player segments may be the right match for an enterprise's requirements. Well-informed vendor selection decisions should rely on more than a Magic Quadrant. Gartner research is intended to be one of many information sources including other published information and direct analyst interaction. Gartner expressly disclaims all warranties, express or implied of fitness of this research for a particular purpose.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. The success of the agreements, relationships and products described above and the future operating results of Siebel Systems, Inc. may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with the eBusiness software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

SIEBEL SYSTEMS, INC.
Consolidated Balance Sheets
(in thousands; except per share data)

                                                                           December 31,    March 31,
                                                                               2002          2003
                                                                          ------------- -------------
                                       Assets

Current assets:
   Cash and cash equivalents...........................................   $    667,511  $    672,388
   Short-term investments..............................................      1,494,093     1,548,457
                                                                          ------------- -------------
          Total cash, cash equivalents, and short-term investments.....      2,161,604     2,220,845

   Marketable equity securities........................................          4,613         3,786
   Accounts receivable, net............................................        275,764       234,720
   Deferred income taxes...............................................         96,518        96,752
   Prepaids and other..................................................         49,901        41,942
                                                                          ------------- -------------
          Total current assets.........................................      2,588,400     2,598,045

Property and equipment, net............................................        273,024       255,211
Goodwill...............................................................         80,949        81,968
Intangible assets, net.................................................         10,354         8,771
Other assets...........................................................         37,580        35,692
Deferred income taxes..................................................         42,711        42,711
                                                                          ------------- -------------
          Total assets.................................................   $  3,033,018  $  3,022,398
                                                                          ============= =============

                           Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable....................................................   $     15,239  $     11,124
   Accrued expenses....................................................        319,622       295,486
   Restructuring obligations...........................................         42,703        40,768
   Deferred revenue....................................................        270,575       284,498
                                                                          ------------- -------------
          Total current liabilities....................................        648,139       631,876

Restructuring obligations, less current portion........................        111,845        98,480
Other long-term liabilities, less current portion......................         15,574        16,332
Convertible subordinated debentures....................................        300,000       300,000
                                                                          ------------- -------------
          Total liabilities............................................      1,075,558     1,046,688
                                                                          ------------- -------------

Commitments and contingencies

Stockholders' equity:
  Common stock; $0.001 par value; 2,000,000 shares authorized;
     486,428 and 488,819 shares issued and outstanding, respectively...            486           489
  Additional paid-in capital...........................................      1,486,612     1,493,467
  Deferred compensation................................................         (3,438)       (2,855)
  Accumulated other comprehensive income...............................         28,681        34,872
  Retained earnings....................................................        445,119       449,737
                                                                          ------------- -------------
          Total stockholders' equity...................................      1,957,460     1,975,710
                                                                          ------------- -------------
          Total liabilities and stockholders' equity...................   $  3,033,018  $  3,022,398
                                                                          ============= =============

SIEBEL SYSTEMS, INC.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

                                                            Three Months Ended
                                                                March 31,
                                                          ----------------------
                                                             2002        2003
                                                          ---------- -----------
Revenues:
   Software.............................................  $ 246,047  $  112,092
   Professional services, maintenance and other.........    231,800     220,663
                                                          ---------- -----------
       Total revenues...................................    477,847     332,755
                                                          ---------- -----------
Cost of revenues:
   Software.............................................      5,295       4,721
   Professional services, maintenance and other.........    131,133     125,512
                                                          ---------- -----------
       Total cost of revenues...........................    136,428     130,233
                                                          ---------- -----------
            Gross margin................................    341,419     202,522
                                                          ---------- -----------
Operating expenses:
   Product development..................................     83,719      79,271
   Sales and marketing..................................    137,255     100,172
   General and administrative...........................     30,067      26,366
                                                          ---------- -----------
       Total operating expenses.........................    251,041     205,809
                                                          ---------- -----------
            Operating income (loss).....................     90,378      (3,287)

Other income, net.......................................     10,593      10,503
                                                          ---------- -----------
            Income before income taxes..................    100,971       7,216

Income taxes............................................     36,350       2,598
                                                          ---------- -----------
            Net income..................................  $  64,621  $    4,618
                                                          ========== ===========

Diluted net income per share............................  $    0.12  $     0.01
                                                          ========== ===========
Shares used in diluted share computation................    542,990     511,391
                                                          ========== ===========

Basic net income per share..............................  $    0.14  $     0.01
                                                          ========== ===========
Shares used in basic share computation..................    470,489     487,254
                                                          ========== ===========

SIEBEL SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)

                                                                              Three Months Ended
                                                                                   March 31,
                                                                            -----------------------
                                                                               2002        2003
                                                                            ---------- ------------
Cash flows from operating activities:
   Net income.............................................................. $  64,621  $     4,618
   Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization........................................    35,838       41,982
      Tax benefit from exercise of stock options...........................    10,000           --
      Deferred income taxes................................................       504           55
      Provision for doubtful accounts and sales returns....................     4,757        3,779
      Other, net...........................................................    (2,252)      (1,294)
      Changes in operating assets and liabilities:
         Accounts receivable...............................................    22,379       37,338
         Prepaids and other................................................    16,341        7,959
         Accounts payable and accrued expenses.............................     5,285      (30,249)
         Restructuring obligations.........................................        --      (15,300)
         Deferred revenue..................................................    32,029       13,923
                                                                            ---------- ------------
           Net cash provided by operating activities.......................   189,502       62,811
                                                                            ---------- ------------
Cash flows from investing activities:
   Purchases of property and equipment.....................................   (22,645)      (9,255)
   Purchases of short-term investments, net of sales.......................   (74,636)     (55,951)
   Other, net..............................................................    (1,009)         (42)
                                                                            ---------- ------------
           Net cash used in investing activities...........................   (98,290)     (65,248)
                                                                            ---------- ------------
Cash flows from financing activities:
   Proceeds from issuance of common stock, net of repurchases..............    43,440        5,266
   Proceeds from equipment financing.......................................    24,873           --
   Repayments of capital lease obligations.................................    (2,001)      (3,256)
                                                                            ---------- ------------
           Net cash provided by financing activities.......................    66,312        2,010
                                                                            ---------- ------------
Effect of exchange rate fluctuations.......................................    (2,240)       5,304
                                                                            ---------- ------------
Change in cash and cash equivalents........................................   155,284        4,877
Cash and cash equivalents, beginning of period.............................   799,090      667,511
                                                                            ---------- ------------
Cash and cash equivalents, end of period................................... $ 954,374  $   672,388
                                                                            ========== ============